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                                  EXHIBIT 11

                      INTERCELL CORPORATION AND SUBSIDIRIES
                        COMPUTATION OF NET LOSS PER SHARE

                                                          Years ended September 30,
                                                             1998          1997
                                                         ---------------------------
Net loss                                                 $(9,493,000)   $(16,481,000)

Deemed dividends on Series B,C, and D preferred stock
  relating to in-the-money conversion terms               (   57,000)    ( 1,072,000)
Accrued dividends on Series D preferred stock.            (  113,000)             --
Accretion on Series B and C preferred stock.              (  123,000)    (   460,000)
                                                          -----------    ------------

Net loss applicable to common shareholders               $(9,786,000)   $(18,013,000)
                                                          ===========    ============

Weighted average number of common shares outstanding      33,992,163      18,114,038

Common equivalent shares representing shares issuable
  upon exercise of outstanding options and warrants               --              --
                                                          -----------    ------------

                                                          33,992,163      18,114,038
                                                         ===========    ============

Basic and diluted loss per share applicable
  to common shareholders:
    Loss from continuing operations                      $(     0.16)   $(      0.38)
    Loss from discontinued operations                     (     0.13)    (      0.31)
                                                          -----------    ------------

Basic and diluted loss per common share                  $(     0.29)   $(      0.99)
                                                          ===========    ============


* No impact to weighted average number of shares as the inclusion of additional shares assuming the exercise of outstanding options and warrants would have been antidilutive.

Full diluted and supplementary net loss per share is not presented as the amounts are not dilutively or incrementally different from primary net loss per share amounts.
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